Exhibit 99.1

EDITORIAL CONTACT:	PRGP05038

Amy Flores
+1 650 752 5303
amy_flores@agilent.com

Walter Hewlett to Retire from Agilent Technologies Board of Directors

PALO ALTO, Calif., Dec. 19, 2005 — Agilent Technologies Inc. (NYSE: A) today announced that Walter Hewlett will retire as a director of the company effective March 1, 2006. Hewlett joined the board of directors when Agilent was spun off from Hewlett-Packard Company in 1999.

William Sullivan, Agilent president and CEO said, “We owe Walter a debt of gratitude for his many years of service to both the HP and Agilent boards. He has helped guide Agilent during six years of challenge and change – from our IPO through our current restructuring. We wish him the very best in his future plans.”

Hewlett, who cited personal reasons in his decision to leave, said, “It is a good feeling to know that I am leaving Agilent at a time when the company is in good financial condition and its future course looks promising.”

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 21,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal 2005. Information about Agilent is available on the Web at www.agilent.com.

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